Exhibit 99.1
Contact:                Darris Gringeri
DIRECTV
(212) 205-0882

Dixon Doll Appointed to
DIRECTV Board of Directors

EL SEGUNDO, Calif., July 28, 2011 –DIRECTV (NASDAQ: DTV), one of the world’s leading providers of digital television entertainment services, announced that Dr. Dixon Doll has joined its Board of Directors, effective today.
Dr. Doll is a co-founder and general partner at DCM (formerly Doll Capital Management), an early-stage global technology venture capital firm formed in 1996 with a focus on wireless infrastructure, mobile applications, e-commerce, communications services and Internet infrastructure.  Prior ... to founding DCM, he spent eight years at Accel Partners, where he co-founded the global venture capital industry’s first fund focused exclusively on telecommunications opportunities. From 1972-1980, Dr. Doll also served as a faculty member of the IBM Systems Research Institute.
In addition to his duties at DCM, Dr. Doll also serves as Chairman of the Board for Network Equipment Technologies, CENX, Inc., and Force10 Networks. In 2008-2009, he served as Chairman of the U.S. National Venture Capital Association.
“For more than 35 years, Dr. Doll has expertly influenced and guided entrepreneurs, investors and executives and we’re thrilled to have him on our Board to contribute his vast amount of knowledge in the telecommunications world,” said Mike White, chairman, president and CEO of DIRECTV.  “His well-deserved reputation as a venture capital pioneer and telecom expert will nicely complement the array of talents of our other DIRECTV Board members and help the Company continue to expand.”
 Dr. Doll holds a doctorate and a Master of Science in Electrical Engineering from the University of Michigan, where he was a National Science Foundation Scholar, and also holds a Bachelor of Science in Electrical Engineering, cum laude, from Kansas State University.

About DIRECTV
DIRECTV (NASDAQ: DTV) is one of the world’s leading providers of digital television entertainment services.  Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico, Argentina, Venezuela, Colombia, and other countries in Latin America, DIRECTV provides digital television entertainment service to more than 19.4 million customers in the United States and more than 10 million customers in Latin America. DIRECTV sports and entertainment properties include three Regional Sports Networks (Northwest, Rocky Mountain and Pittsburgh) as well as a 60 percent interest in Game Show Network. For more information, visit directv.com.

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